Exhibit 99.1

Vishay Intertechnology Appoints Jeffrey H. Vanneste to Its Board of Directors

Malvern, PA, November 19, 2019 – Vishay Intertechnology, Inc., (NYSE: VSH), one of the world's largest manufacturers of discrete semiconductors and passive electronic components, announced the appointment, effective November 19, 2019, of a new independent member to its Board of Directors, Mr. Jeffrey H. Vanneste.

Mr. Vanneste recently retired as Senior Vice President and Chief Financial Officer of Lear Corporation, a global automotive technology leader in seating and electrical and electronic systems. Mr. Vanneste had been CFO of Lear from March 2012 to October 2019. Prior to joining Lear, Mr. Vanneste served as Executive Vice President and Chief Financial Officer for International Automotive Components Group ("IAC") from 2011 to 2012 and as Chief Financial Officer for IAC North America from 2007 to 2012. Prior to joining IAC, Mr. Vanneste worked with Lear Corporation in finance positions of increasing responsibility over more than 15 years.  Mr. Vanneste also serves on the board of TI Fluid Systems, PLC, a leading global manufacturer of fluid storage, carrying and delivery systems, listed on the London Stock Exchange. Mr. Vanneste holds a Bachelor of Science in Business Administration degree from the Wayne State University and a Master of Business Administration degree from Michigan State University.

Marc Zandman, Executive Chairman and Chief Business Development Officer, said of the appointment, "We are excited to have Jeff join the Board. He brings to the Board extensive knowledge and experience of the automotive industry, one of our key focus markets.  Additionally, his experience as the Chief Financial Officer of a multinational, publicly-traded company and as a board member of another publicly-traded company allows him to bring an important perspective to the Board and the Audit Committee. We look forward to the benefits his expertise and insights will provide."

About Vishay

Vishay Intertechnology, Inc., a Fortune 1000 Company listed on the NYSE (VSH), is one of the world's largest manufacturers of discrete semiconductors (diodes, MOSFETs, and infrared optoelectronics) and passive electronic components (resistors, inductors, and capacitors). These components are used in virtually all types of electronic devices and equipment, in the industrial, computing, automotive, consumer, telecommunications, military, aerospace, power supplies, and medical markets. Vishay's product innovations, successful acquisition strategy, and "one-stop shop" service have made it a global industry leader. Vishay can be found on the Internet at www.vishay.com.

Contact:
Vishay Intertechnology, Inc.
Peter Henrici
Senior Vice President, Corporate Communications
+1-610-644-1300